                                                                    EXHIBIT 12.1

                          JOHN Q. HAMMONS HOTELS, L.P.
                  HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES
                                 (000's OMITTED)

FISCAL YEAR END                                                2004         2003          2002          2001         2000
                                                             --------     ---------    ---------     ---------     --------
HISTORICAL EARNINGS:

     Income (loss) from continuing operations                 $ 4,682     $ (11,743)   $ (11,255)    $ (14,493)    $ (5,848)

     Add:
     Interest, amortization or deferred financing fees
           and other fixed charges (excluding
           capitalized interest, net of interest income)(a)    67,115        68,989       70,927        70,935       73,387
                                                             --------     ---------    ---------     ---------     --------

           Historical earnings                                 71,797        57,246       59,672        56,442       67,539
                                                             ========     =========    =========     =========     ========

FIXED CHARGES:
     Interest expense and amortization of deferred
           financing fees, net of interest income              65,498        67,522       69,323        69,374       71,780

     Interest capitalized                                           -             -            -             -          504

     Interest element of rentals                                1,617         1,467        1,604         1,561        1,607
                                                             --------     ---------    ---------     ---------     --------

                                                               67,115        68,989       70,927        70,935       73,891
                                                             ========     =========    =========     =========     ========

RATIO OF EARNINGS TO FIXED CHARGES                               1.07           N/A          N/A           N/A          N/A
                                                             ========     =========    =========     =========     ========

Fixed charges in excess of earnings                               N/A        11,743       11,255        14,493        6,352

(a) In computing the ratio of earnings to fixed charges, earnings have been based on income from operations before fixed charges (exclusive of interest capitalized) and fixed charges consist of interest and amortization of deferred financing fees (including amounts capitalized) and the estimated interest portion of rents (deemed to be one-third of rental expense).